Exhibit 10.8

March 12, 2006

	o	1221 auraria parkway
		denver, co 80204
		usa
John Kemp
Creekside	p	303.572.1122
20 Derwent Close	f	303.572.1123
Farnham	w	localmatters.com
Surrey
GU9 0DD

Dear John:

This letter agreement (the “Agreement”) confirms the terms and conditions of your international assignment from your current employment with Information Services Extended, UK Ltd., to a position working in the United States at its U.S. corporate parent, Local Matters, Inc. (the “Company”). Except as expressly provided herein, this Agreement supplements but does not replace the terms of that certain UK Employment Agreement between you and Information Services Extended, UK Ltd. (“ISX Ltd.”), dated 19 April, 2001 and attached hereto as Exhibit A (“UK Employment Agreement”).

1.             INTERNATIONAL ASSIGNMENT.

Your international assignment (the “Assignment”) will commence on January 1, 2006. During the term of the Assignment, unless another agreement is reached in writing between the Company and you, you will remain an employee of ISx UK Ltd. We anticipate that the Assignment will continue for a period of up to thirty-six (36) months, although the Company retains the discretion to earlier terminate the Assignment and to return you to the United Kingdom, or alternatively to extend the Assignment period beyond thirty-six (36) months. In addition, the Company retains the discretion to modify the terms and conditions of the Assignment at any time in its sole discretion. The Assignment is subject to you having the right to work in the United States and securing any work permits or visas.

2.             SECONDMENT TO LOCAL MATTERS, INC. (U.S.)

During the Assignment, you initially will have the positions of Executive Vice President, Voice and Wireless Division, of the Company, reporting to Perry Evans, Chief Executive Officer. Your responsibilities in these positions will include, but will not be limited to, (a) as Executive Vice President, Sales LMI, responsibility for all revenue and customer account management for all clients in Europe, Middle East and Asia, and (b) as Vice President and General Manager, Voice and Wireless Operations ISx, responsibility for Profit and Loss associated with all 411/Directory Assistance customers worldwide, including participating in the development of a succession organization plan and 2007 – 2009 Business Plans for Voice and Wireless Operations and product management. You will initially perform your duties and responsibilities from the Company’s Ft. Lauderdale, Florida offices. It is expected that you will relocate to the Denver, Colorado office prior to January 1, 2007. Your employment relationship will continue to be governed by United Kingdom law and by the Company’s policies and procedures established in the United Kingdom, except as otherwise required by the laws of the United States.

3.             COMPENSATION.

During the Assignment, your annual base compensation will be £117,782.00. You will be reviewed annually in accordance with the Company’s procedures governing annual performance reviews and associated salary increases. You will be paid monthly in advance accordance with your UK Employment agreement for duration of this Assignment.

4.             BONUS.

During the Assignment, you will be eligible to receive an annual bonus with a target payment of 25% of your then current Base Salary (“Target Bonus”) if your performance related to the Profit and Loss performance of the Voice and Wireless Operations meets certain criteria agreed to by the Compensation Committee as recommended by the CEO (the “Committee Performance Criteria”). The actual bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of the Committee Performance Criteria, as determined by the Committee. Bonuses, if any, will accrue and become payable in accordance with the Committee’s standard practices for paying executive incentive compensation; provided, however, that your bonus, if any, for any particular fiscal year will be paid no later than thirty (30) days following the Committee’s receipt of audited financial statements of LMI for such fiscal year. For calendar year 2006 only, you will be guaranteed a minimum Target Bonus of £17,236.40. This guaranteed target bonus will be paid on a quarterly basis at the beginning of each quarter. In addition to your “Target Bonus” you will be eligible for an “EMEA Sales Performance Bonus” that will pay £14,363.60 for on-budget performance with a maximum payment of £57,454.70 for over-performance. The bonus provisions contained in this Agreement supersede and replace Section 13 of the UK Employment Agreement for the duration of this Assignment.

5.             PENSION PLAN.

Your Pension Plan will not change since you will continue to be paid as a UK employee.  All UK National Insurance contributions at the Company and personal levels will be maintained for the duration of the assignment.

6.             HEALTH BENEFITS.

During the Assignment, the Company will provide health care benefits for you, your spouse and any eligible dependent children living with you in the U.S. commensurate with health care benefits provided to other U.S. employees either under the Company’s medical insurance plan or expatriate insurance. Disability insurance will be covered by the US plan. The Company will continue to pay for the existing Personal Health Insurance plan in place in the UK during your US assignment. The health benefits provisions contained in this Agreement supersede and replace Section 6 of the UK Employment Agreement for the duration of this Assignment.

7.             LIFE INSURANCE.

The life insurance provisions contained in Section 9 of the UK Employment Agreement will be modified to cover 2 times your annual salary as opposed to 4 times your annual salary. The Employee agrees to continue coverage for his personal life insurance policy in exchange for the Company continuing his personal health insurance in the UK while on assignment in the US. The life insurance provisions contained in this Agreement supersede and replace the coverage level as per the UK Employment Agreement (section 9).

8.             CAR ALLOWANCE.

During the Assignment, the Company will provide a $500.00 monthly car allowance, not at the current level for you as stated in Section 7 of the UK Employment Agreement. Upon the end of this assignment and your return to the UK the car allowance will be reinstated.

9.             STOCK OPTION.

(i)            Subject to approval by the Board of Directors, the Company shall grant you an option or options to purchase 125,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock as of the date of grant (collectively the “Option(s)”). The Option(s) shall be subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan, the Company’s form stock option agreement and stock option grant notice. In the event that Executive’s employment is terminated by Employer pursuant to Section 24 (a) hereof or by Executive pursuant to Section 24 (c) hereof within twelve (12) months following a Change of Control (as defined in Section 24(a), 24 (b) and 24(c) hereof), then all stock options theretofore granted to Executive shall vest immediately upon the occurrence of such event and Executive shall have twelve (12) months from the date of such event or until the applicable expiration date of such options (in accordance with their terms), whichever period is shorter, to exercise such options; provided that, the relevant stock option plan and such stock options shall not have otherwise terminated in accordance with the terms thereof.

10.          EXPENSES.

Employer shall promptly reimburse Executive for expenses that he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses) hereunder, all in accordance with Employer’s policy with respect thereto as in effect from time to time.

11.          MOVING EXPENSES.

The Company will pay to an appointed relocation agent the cost of shipment of personal and household goods up to a capacity load of 4,000 pounds from the United Kingdom to United States (“Shipping Costs”). In lieu of sea shipment, alternative arrangements for shipment of your necessary personal possessions will be organized for you by the Company.

12.          INCIDENTALS.

The Company will reimburse actual expenses of up to $3,500 to cover set-up reasonable fees associated with establishing personal life matters - banking, utilities, and association activities for both locations.

13.          DEATH BENEFIT.

In the event of the death of employee or his wife the company would pay transportation costs of deceased back to the UK.

14.          ACCOMMODATION ALLOWANCE

You will be provided with a housing allowance of up to US $3,700.00 per month during your stay in Florida and US $3,000.00 per month once you transfer to Colorado. The allowance while in Florida will be paid directly to the apartment by the Company. Your monthly payroll will be adjusted by $3,500.00 US once you move to Colorado.

15.          HOME LEAVE TRAVEL.

You will be authorized travel expenses for the cost of coach class airfare for three round trips to or from London, England and to or from the United States during each twelve (12) month period of the Assignment.

16.          VACATION AND HOLIDAYS

Your vacation will be continued pursuant to your benefits in the United Kingdom. Specifically, you will be entitled to twenty (20) days of paid time off per calendar year.

You will be granted one additional week of paid home leave per year.

You will be granted the paid local holidays in the United States instead of the holidays observed in the United Kingdom.

17.          Immigration

The Company will assist you and your family members in obtaining necessary visa and work permits, as required, for living and working in the United States during the Assignment and will pay the cost of obtaining such visas and/or work permits (“Immigration Costs”).

18.          TAX EQUALIZATION

You will be provided with professional tax consulting services through the use of a Company-designated accounting service. You will be tax-equalized on your earned income and Housing Allowance and Car Allowance amount, thus ensuring that you will not be responsible for any incremental taxes as a result of the Assignment.

The Company’s tax equalization policy provides that (1) an expatriate employee will pa y no more and no less tax than he/she would have been responsible for in his/her home country for the Company-earned income earned during the Assignment and (2) an expatriate employee will pay no additional taxes due to double taxation, if any, during the Assignment. Your home in England at Creekside 20 Derwent Close, Farnham Surrey GU9 0DD will remain your permanent tax home for IRS purposes during the Assignment.

19.          GOVERNING LAW.

Except as otherwise required by law, your continuing employment relationship with the Company during the Assignment (and thereafter) will be governed by the laws of the United Kingdom.

20.          PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.

During the Assignment and thereafter, you will continue to be bound by the Intellectual Property provisions contained in Sections 20 through 22 of the UK Employment Agreement. In addition, you will be required to execute and abide by the Company’s U.S. proprietary information agreement attached hereto as Exhibit B.

21.          RIGHT TO RETURN TO UNITED KINGDOM.

At the conclusion of the Assignment or earlier, the Company has the right to require you to return to your usual place of residence in the United Kingdom. The Company also will assist you in shipment of personal and household goods up to 4,000 pounds, from the United States to United Kingdom. You will receive a detailed communication regarding these arrangements at the time of repatriation.

Upon completion of your Assignment, the Company will make a good faith effort to repatriate you to a position in the United Kingdom. You must understand, however, that the Company cannot guarantee a job position will be available to you upon your repatriation. In the event no position is available at the end of the assignment, the Employee will be entitled to six months pay per Sections 15 of the UK Employment Agreement and six months severance pay at the Employee’s current rate of pay and a commission payment not to exceed an average of six month’s commission for the previous year’s earnings.

22.          Transfer

The Company may transfer you to any of its other offices or subsidiaries pursuant to the Company’s business requirements, at any time during the Assignment. Additionally, you will be called upon to undertake business travel during the Assignment pursuant to the Company’s business needs.

23.          TERMINATION

The termination provisions of your UK Employment Agreement (Sections 15, 16, 17 and 18) remain in full force and effect, provided however, that you acknowledge and agree that should you resign from your employment with the Company during the Assignment, you will repay to the Company the full amount of the Shipping Costs and Immigration Costs paid to you, including any tax assistance payments or amounts withheld as payroll deductions. You hereby authorize the Company to deduct the entire amount owed by you, as permitted under applicable law, from any and all amounts owed to you by the Company (including but not limited to your final pay check, accrued and unused vacation, expense reimbursements and commissions), if you resign your employment during the Assignment.

In the event the Company terminates your employment or the Assignment, the Company will provide transportation for you and your dependants and for shipment of your personal and household goods from the United States to the UK.

24.          CHANGE IN CONTROL BENEFITS.

(a)           If within the twelve (12) months immediately following a Change in Control: (i) Employee is involuntarily terminated by the Company (or its successor entity) other than for Cause; the termination provisions of your UK Employment Agreement (Sections 15, 16, 17 and 18) remain in full force or (ii) Employee voluntarily terminates Employee’s employment with the Company (or its successor entity) for Good Reason (either constituting a “Change of Control Termination”), and in each case Employee signs a Release and written acknowledgment of Employee’s continuing obligations under the Proprietary Information Agreement, Employee shall be entitled to receive the equivalent of six (6) months of Employee’s Base Salary as in effect immediately prior to the termination date, with all amounts paid on the same basis and at the same time as previously paid and subject to payroll tax withholdings and deductions. The Company shall also reimburse Employee for the cost of Health premiums to be paid in order for Employee to maintain medical insurance coverage that is substantially equivalent to that which Employee received immediately prior to the termination for a period of six (6) months (the salary continuation and Health reimbursement are collectively referred to as the “Severance Benefits”).

In addition, the equivalent of an additional six (6) months of the Options shall immediately become vested and exercisable. All other terms and conditions set forth in the Option or the Plan shall remain in full force and effect.

(b)           Definition of Change in Control. For purposes of this Agreement, “Change of Control” of the Company is defined as any of the following: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as

amended), other than holder of capital stock of the Company as of the date hereof, or one or more affiliates thereof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of previously outstanding securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (provided, however, that under no circumstance shall the issuance of equity securities in bona fide financing transactions be deemed to constitute a Change of Control); or (ii) the closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(c)           Definition of Good Reason shall mean that after notification of the Company or its successor by Employee of Employee’s intention to resign for Good Reason and a reasonable opportunity for the Company to cure any such alleged defect, the Company persists in any of the following: (i) a significant reduction in Employee’s duties, position, or responsibilities in effect immediately prior to such reduction, (ii) the Company materially reduces Employee’s base salary relative to the salary in effect immediately prior to such reduction; (iii) there is a material reduction by the Company in the kind or level of benefits to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefits package is significantly reduced; or (iv) without Employee’s express written consent, Employee’s relocation to a facility or a location more than fifty (50) miles from his then current location.

This letter, together with your Proprietary Information and Inventions Agreement and your UK Employment Agreement dated 19 April, 2001 (to the extent your UK Employment Agreement does not conflict with this Agreement), forms the complete and exclusive statement of your employment agreement with the Company. To the extent the terms of this Agreement conflict with your UK Employment Agreement, this Agreement shall control. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

We believe that the Company has structured the terms and conditions of the Assignment to best meet your needs. Please review this letter and if the terms and conditions are acceptable to you, please sign below and return the original to me. We look forward to your favorable reply, and to a productive and enjoyable work relationship during the Assignment.

Sincerely,
/s/ Perry Evans
Perry Evans
Chief Executive Officer

Acceptance:

I hereby accept and agree to the terms of the Assignment, as set forth in this letter.

/s/ John Kemp	MARCH 21st 2006
John Kemp	Date

Exhibit A - U.K. Employment Agreement

Exhibit B - Proprietary Information and Inventions Agreement